SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Genomic Health, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

37244C101

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Versant Venture Capital I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,082,174 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,082,174 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,082,174 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 3.66% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VVI-LLC serves as the general partner of VVC- I and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC-I. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons Versant Side Fund I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 20,838 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 20,838 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,838 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.07% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VVI-LLC serves as the general partner of VSF-I and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VSF-I. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons Versant Affiliates Fund I-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 19,358 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 19,358 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,358 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.07% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VVI-LLC serves as the general partner of VAF-I-A and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VAF-I-A. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons Versant Affiliates Fund I-B, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 37,552 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 37,552 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,552 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.13% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VVI-LLC serves as the general partner of VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons Versant Ventures I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,159,922 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,159,922 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,159,922 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 3.93% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; and (iv) 37,552 shares held by VAF-I-B. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons BRIAN G. ATWOOD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 32,010 (2)

	6.	Shared Voting Power 1,159,922 (3)

	7.	Sole Dispositive Power 32,010 (2)

	8.	Shared Dispositive Power 1,159,922 (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,191,932 (2) (3)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 4.03% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 32,010 shares held by Atwood-Edminster Trust dtd 4/2/2000 for the benefit of BGA.

(3)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; and (iv) 37,552 shares held by VAF-I-B. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(4)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons SAMUEL D. COLELLA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 77,201 (2)

	6.	Shared Voting Power 1,159,922 (3)

	7.	Sole Dispositive Power 77,201 (2)

	8.	Shared Dispositive Power 1,159,922 (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,237,123 (2)(3)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 4.19% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 1,218 shares of Common Stock held directly by SDC for the benefit of VVI-LLC; (ii) 8,726 shares held by Colella Family Partners for the benefit of SDC; (iii) 17,757 shares held by Colella Family Trust UTA dtd 9/21/92 for the benefit of SDC; and (iv) an option to acquire 49,500 shares of Common Stock held directly by SDC for the benefit of VVI-LLC.

(3)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; (iv) 37,552 shares held by VAF-I-B; and (v) options to acquire 49,500 shares of Common Stock held directly by SDC for the benefit of VVI-LLC. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(4)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons ROSS A. JAFFE, M.D.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 16,377 (2)

	6.	Shared Voting Power 1,159,922 (3)

	7.	Sole Dispositive Power 16,377 (2)

	8.	Shared Dispositive Power 1,159,922 (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,176,299 (2)(3)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 3.98% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 16,377 shares held by Jaffe Family Trust dtd 7/9/91 for the benefit of RAJ.

(3)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; and (iv) 37,552 shares held by VAF-I-B. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(4)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons WILLIAM J. LINK, Ph.D.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,159,922 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,159,922 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,159,922 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 3.93% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; and (iv) 37,552 shares held by VAF-I-B. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons DONALD B. MILDER

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 35,956 (2)

	6.	Shared Voting Power 1,159,922 (3)

	7.	Sole Dispositive Power 35,956 (2)

	8.	Shared Dispositive Power 1,159,922 (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,195,878 (2)(3)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 4.05% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 30,286 shares held by Milder Community Property Trust dtd 11/7/91 for the benefit of DBM; (ii) 2,835 shares held by Emily Beth Milder Trust dtd 12/7/98 for the benefit of DBM; and (iii) 2,835 shares held by Zachary David Milder Trust dtd 12/7/98 for the benefit of DBM.

(3)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; and (iv) 37,552 shares held by VAF-I-B. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(4)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons REBECCA B. ROBERTSON

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,159,922 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,159,922 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,159,922 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 3.93% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; and (iv) 37,552 shares held by VAF-I-B. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

1.	Names of Reporting Persons BARBARA N. LUBASH

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 16,412 (2)

	6.	Shared Voting Power 1,159,922 (3)

	7.	Sole Dispositive Power 16,412 (2)

	8.	Shared Dispositive Power 1,159,922 (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,176,334 (2)(3)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 3.98% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)

This Schedule 13G is filed by Versant Venture Capital I, L.P. (“VVC- I”), Versant Side Fund I, L.P. (“VSF-I), Versant Affiliates Fund I-A, L.P. (“VAF-I-A”), Versant Affiliates Fund I-B, L.P. (“VAF-I-B”), Versant Ventures I, LLC (“VVI-LLC”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”) Barbara N. Lubash (“BNL”) and Rebecca B. Robertson (“RBR”) (collectively, the “Versant Entities”). The Versant Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes: (i) 13,576 shares held by Lubash-Moses LLC for the benefit of BNL; and (ii) 2,836 shares held by Evan M. Moses Trust dtd 12/20/99 for the benefit of BNL.

(3)

Includes: (i) 1,082,174 shares held by VVC-I; (ii) 20,838 shares held by VSF-1; (iii) 19,358 shares held by VAF-I-A; and (iv) 37,552 shares held by VAF-I-B. VVI-LLC serves as the general partner of VVC- I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly. BGA, SDC, RAJ , WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC and share voting and dispositive power over the shares held by VVC- I, VSF-I, VAF-I-A and VAF-I-B. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(4)

This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

Item 1(a).	Name of Issuer: GENOMIC HEALTH, INC.
Item 1(b).	Address of Issuer’s Principal Executive Offices 301 Penobscot Drive Redwood City, CA 94063

Item 2(a).

Name of Person Filing:
Versant Venture Capital I, L.P. (“VVC-I”)

Versant Side Fund I, L.P. (“VSF-I”)

Versant Affiliates Fund I-A, L.P. (“VAF-I-A”)

Versant Affiliates Fund I-B, L.P. (“VAF-I-B”)

Versant Ventures I, LLC (“VVI-LLC”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Donald B. Milder (“DBM”)

Rebecca B. Robertson (“RBR”)

Barbara N. Lubash (“BNL”)

Item 2(b).	Address of Principal Business Office or, if none, Residence: Versant Ventures 3000 Sand Hill Road, #4-210 Menlo Park, CA 94025
Item 2(c).	Citizenship:

Entities:	VVC-I	-	Delaware, United States of America
	VSF-1	-	Delaware, United States of America
	VAF-1-A	-	Delaware, United States of America
	VAF-1-B	-	Delaware, United States of America
	VVI-LLC	-	Delaware, United States of America

Individuals:	BGA	-	United States of America
	SDC	-	United States of America
	RAJ	-	United States of America
	WJL	-	United States of America
	DBM	-	United States of America
	BNL	-	United States of America
	RBR	-	United States of America

Item 2(d).	Title of Class of Securities: Common Stock
Item 2(e).	CUSIP Number: 37244C101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 1.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Versant Entities	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VVC-1	1,082,174	1,082,174	0	1,082,174	0	1,082,174	3.66%
VSF-1	20,838	20,838	0	20,838	0	20,838	0.07%
VAF-I-A	19,358	19,358	0	19,358	0	19,358	0.07%
VAF-I-B	37,552	37,552	0	37,552	0	37,552	0.13%
VVI-LLC	0	0	1,159,922	0	1,159,922	1,159,922	3.93%
BGA	32,010	32,010	1,159,922	32,010	1,159,922	1,191,932	4.03%
SDC	77,201	77,201	1,159,922	77,201	1,159,922	1,237,123	4.19%
RAJ	16,377	16,377	1,159,922	16,377	1,159,922	1,176,299	3.98%
WJL	0	0	1,159,922	0	1,159,922	1,159,922	3.93%
DBM	35,956	35,956	1,159,922	35,956	1,159,922	1,195,878	4.05%
BNL	16,412	16,412	1,159,922	16,412	1,159,922	1,176,334	3.98%
RBR	0	0	1,159,922	0	1,159,922	1,159,922	3.93%

(1)   VVI-LLC serves as the general partner of VVC-I, VSF-I, VAF-I-A, and VAF-I-B and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, BNL and RBR are directors and/or members of VVI-LLC.  None of BGA, SDC, RAJ, WJL, DBM, BNL and RBR owns no securities of the Issuer directly except as otherwise set forth above.

(2)   This percentage is calculated based upon 29,542,324 shares of the Issuer’s common stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 8, 2011.

Item 2.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☒.

Item 3.	Ownership of More than 5 Percent on Behalf of Another Person
Not applicable

Item 4.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable

Item 5.	Identification and Classification of Members of the Group
Not applicable

Item 6.	Notice of Dissolution of a Group
Not applicable

Item 7.	Certification
Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2012

Versant Affiliates Fund I-A, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Affiliates Fund I-B, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures I, LLC

By:	/s/ Robin L. Praeger
Authorized Representative

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) related to the Common Stock of Genomic Health, Inc. is filed on behalf of each of us.

Dated: February 10, 2012

Versant Affiliates Fund I-A, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Affiliates Fund I-B, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital I, L.P.

By:	Versant Ventures I, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures I, LLC

By:	/s/ Robin L. Praeger
Authorized Representative

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash